Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-262557

Amendment No. 1 dated January 22, 2025† to the Pricing Supplement dated January 17, 2025 to the
Product Supplement MLN-ES-ETF-1 dated March 4, 2022, and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank
$260,000
Autocallable Barrier Notes Linked to the Least Performing of the shares of the iShares® 20+ Year Treasury Bond ETF, the shares of the Energy Select Sector SPDR® Fund and the shares of the Financial Select Sector SPDR® Fund Due
January 23, 2030

The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Barrier Notes (the “Notes”) linked to the least performing of the shares of the iShares® 20+ Year Treasury Bond ETF, the shares of the Energy Select Sector SPDR® Fund and the shares of the Financial Select Sector SPDR® Fund (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to an exchange-traded fund as an “ETF”.
The Notes will be automatically called on the Call Payment Date (including the Maturity Date) if, on the applicable Call Observation Date (including the Final Valuation Date), the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, on the Call Payment Date we will pay a cash payment per Note equal to the Call Price corresponding to the applicable Call Observation Date, which is the Principal Amount plus a return equal to the Call Premium corresponding to the applicable Call Observation Date. Following an automatic call, no further amounts will be owed under the Notes. The applicable Call Premium (and therefore the applicable Call Price) increases the longer the Notes are outstanding and is based on a per annum rate of 18.85% (the “Call Rate”). If the Notes are not automatically called (meaning that the Closing Value of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, including the Final Valuation Date), the amount we pay at maturity, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 62.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not pay periodic interest and do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Call Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $894.30 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-12 and “Additional Information Regarding the Estimated Value of the Notes” on page P-28 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$7.50	$992.50
Total	$260,000.00	$1,950.00	$258,050.00
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $992.50 (99.25%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $7.50 (0.75%) per Note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $7.50 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.
† This amended and restated pricing supplement amends, restates and supersedes the related pricing supplement hereto dated January 17, 2025 in its entirety. We refer to this amended pricing supplement as the pricing supplement.

TD SECURITIES (USA) LLC	P-1

Autocallable Barrier Notes Linked to the Least Performing of the shares of the
iShares® 20+ Year Treasury Bond ETF, the shares of the Energy Select Sector
SPDR® Fund and the shares of the Financial Select Sector SPDR® Fund
Due January 23, 2030

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Barrier Notes
Term:	Approximately 5 years, subject to an automatic call
Reference Assets:
The shares of the iShares® 20+ Year Treasury Bond ETF (Bloomberg ticker: TLT UQ, “TLT”), the shares of the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE UP, “XLE”) and the shares of the Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF UP, “XLF”)

CUSIP / ISIN:	89115GQ93 / US89115GQ938
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	January 17, 2025
Issue Date:
January 23, 2025, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Call Observation Date, as specified below under “— Call Feature”.
Maturity Date:	January 23, 2030, subject to postponement as described below under “Call Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the Call Payment Date, we will pay you a cash payment per Note equal to the Call Price, which will be equal to the Principal Amount plus a return equal to the applicable Call Premium. The applicable Call Premium increases the longer the Notes are outstanding and is based on the Call Rate. Following an automatic call, no further amounts will be owed to you under the Notes.
The Call Observation Dates, and the corresponding Call Premium and Call Price applicable to each Call Observation Date, are set forth in the table below.
Any positive return on the Notes will not exceed the applicable Call Price, and you will not participate in any appreciation of the level of any Reference Asset, which may be significant. You will not receive a positive return on the Notes if the Notes are not automatically called.
All amounts used in or resulting from any calculation relating to the applicable Call Premium and Call Price will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

	Call Observation Date(1)	Call Premium	Call Price (per Note)
	January 26, 2026	$188.50	$1,188.50
	January 17, 2027	$377.00	$1,377.00
	January 17, 2028	$565.50	$1,565.50
	January 17, 2029	$754.00	$1,754.00
	January 17, 2030 (the “Final Valuation Date”)	$942.50	$1,942.50
	(1) Subject to postponement as described below under “— Call Observation Dates”.
Call Rate:	18.85% per annum
Call Threshold Value:
With respect to TLT: $87.19 (100.00% of its Initial Value).
With respect to XLE: $93.96 (100.00% of its Initial Value).
With respect to XLF: $50.23 (100.00% of its Initial Value).
The Call Threshold Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Call Observation Dates:
As set forth in the table above under “— Call Feature” or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be the originally scheduled Call Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Call Observation Date (including the Final Valuation Date) is postponed, the corresponding Call Payment Date (including the Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
With respect to the applicable Call Observation Date, the third Business Day following such Call Observation Date, provided that if the Notes are automatically called on the Final Valuation Date, the Call Payment Date will be the Maturity Date, subject to postponement as described above under “— Call Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 × Least Performing Percentage Change).
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to TLT: $87.19.
With respect to XLE: $93.96.
With respect to XLF: $50.23.
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to TLT: $54.0578 (62.00% of its Initial Value).
With respect to XLE: $58.2552 (62.00% of its Initial Value).
With respect to XLF: $31.1426 (62.00% of its Initial Value).
The Barrier Value for each Reference Asset is determined by the Calculation Agent and is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring

TD SECURITIES (USA) LLC	P-4

Trading Day:	A day on which the principal trading market(s) for each Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code (as defined herein) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences” for information concerning the Canadian tax implications of an investment in the Notes.
Record Date:	The Business Day preceding the applicable Call Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
This amended and restated pricing supplement amends, restates and supersedes the related pricing supplement hereto dated January 17, 2025 in its entirety.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
The Notes Do Not Pay Interest and You Will Not Receive A Positive Return on the Notes if the Notes Are Not Automatically Called.
There will be no periodic interest payments on the Notes. You will receive a positive return on the Notes only if they are automatically called, meaning that the Closing Value of each Reference Asset must be greater than or equal to its Call Threshold Value on a Call Observation Date. If the Notes are not automatically called, meaning that the Closing Value of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, you will not receive a positive return on your investment. Generally, this scenario coincides with a greater risk of principal loss on the Notes. You will not receive a positive return on the Notes if the Notes are not automatically called.
The Potential Positive Return on the Notes Is Limited to the Applicable Call Premium Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to the applicable Call Premium to be paid only if the Notes are subject to an automatic call, regardless of any appreciation in the level of any Reference Asset. Even if the Notes are subject to an automatic call, if the percentage of appreciation of any Reference Asset exceeds the percentage return represented by the applicable Call Premium, the return on the Notes will be less than that of a hypothetical direct investment in such Reference Asset or in a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising such Reference Asset (its “Reference Asset Constituents”).
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for any interest payments and you may not receive a positive return on the Notes. Even if the Notes are subject to an automatic call and you receive a positive return on the Notes in respect of the applicable Call Premium, your return on the Notes may be less than less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amount Payable on the Notes is Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Call Observation Dates (Including the Final Valuation Date).
Any payment on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the applicable Call Observation Dates (including the Final Valuation Date). Even if the market value of the Least Performing Reference Asset appreciates prior to the applicable Call Observation Date but then drops on such Call Observation Date to a Closing Value that is less than its Call Threshold Value, you will not receive the applicable Call Premium on the Call Payment Date. Similarly, the Payment at Maturity, if any, may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Call Observation Dates (including the Final Valuation Date), any payment of the applicable Call Premium or the Payment at Maturity, if any, will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Call Observation Date (including the Final Valuation Date).

TD SECURITIES (USA) LLC	P-7

The Call Rate and Call Premiums Will Reflect, In Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Assets results in a greater likelihood that the Closing Value of each Reference Asset could be less than its Call Threshold Value on a Call Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Call Rate and Call Premiums for the Notes as compared to the interest rate payable on our conventional debt securities with a comparable term. However, while the Call Rate and Call Premiums are set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Call Observation Dates, which may result in the Notes not being automatically called and in a loss of a significant portion or all of your initial investment.
You Will Have No Rights to Receive Any Shares of Any Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of any Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its investment adviser (its “Investment Adviser”) and its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisers and the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and each Investment Adviser’s SEC filings. We urge you to review financial and other information filed periodically by the Investment Advisers with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Call Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Call Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a negative return equal to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Not Receiving A Positive Return on the Notes and Losing a Significant Portion or All of Your Initial Investment at Maturity Than If the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that the Notes will not be subject to an automatic call, and that you will not receive a Call Premium and lose a significant portion or all of your initial investment in the Notes, is greater than that of substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value or Final Value, as applicable, of any Reference Asset will be less than its Call Threshold Value on any Call Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, a lower correlation between the performance of a pair of Reference Assets results in a greater likelihood that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Call Threshold Value or Barrier Value on any Call Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Rate and Barrier Values, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Call Rate and lower Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Notes will not be automatically called or that the Final Value of any Reference Asset will be less than its Barrier Value is even greater despite lower Barrier Values, and it is more likely that you will not receive a positive return on the Notes and that you will lose a significant portion or all of your initial investment at maturity.

TD SECURITIES (USA) LLC	P-8

The Value of a Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Assets, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable Reference Asset and may adversely affect the liquidity and prices of such Reference Asset, perhaps significantly. For any of these reasons, the market value of a Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
We Have No Affiliation With Any Index Sponsor or Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
No Index Sponsor or Investment Adviser is an affiliate of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. No Index Sponsor or Investment Adviser has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor or Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to any Index Sponsor or Investment Adviser.
Adjustments to a Reference Asset Could Adversely Affect the Notes.
The Investment Advisers (as specified under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their applicable Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Reference Asset. An Investment Adviser may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
Changes that Affect the Target Index of the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund Will Affect the Market Value of, and Return on, the Notes.
The iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Performance of the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund May Not Correlate With That of Its Target Index.
The performance of the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund may not exactly replicate the performance of its Target Index because the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund, differences in trading hours between the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund Utilizes a Passive Indexing Investment Approach.
 Although shares of the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is

TD SECURITIES (USA) LLC	P-9

removed from its Target Index, the iShares® 20+ Year Treasury Bond ETF, Energy Select Sector SPDR® Fund and Financial Select Sector SPDR® Fund generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes Provide Exposure Solely To The iShares® 20+ Year Treasury Bond ETF’s Price Performance, Which Excludes All Of The iShares® 20+ Year Treasury Bond ETF’s Distributions Of Interest Payments And, Therefore, An Investment In The Notes Involves Different Considerations Than A Direct Investment In The iShares® 20+ Year Treasury Bond ETF.
The Notes provide exposure to the price performance of the iShares® 20+ Year Treasury Bond ETF, not its yield performance. The “price performance” of the iShares® 20+ Year Treasury Bond ETF will depend solely on changes in the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF (as reflected in the iShares® 20+ Year Treasury Bond ETF’s market price) and will exclude all distributions by the iShares® 20+ Year Treasury Bond ETF of any interest payments on those bonds. By contrast, the overall performance of a direct investment in the iShares® 20+ Year Treasury Bond ETF would reflect changes in the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF as well as interest payments on those bonds. We refer to the overall performance of a direct investment in the iShares® 20+ Year Treasury Bond ETF, taking into account changes in bond values as well as interest payments, as its “yield performance”.
In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the iShares® 20+ Year Treasury Bond ETF would be expected to be attributable primarily, if not solely, to distributions by the iShares® 20+ Year Treasury Bond ETF of interest payments on the bonds held by the iShares® 20+ Year Treasury Bond ETF. In these conditions, the yield performance of the iShares® 20+ Year Treasury Bond ETF would be positive, but its price performance, which is the performance relevant to the Notes, would be roughly zero. The price performance of the iShares® 20+ Year Treasury Bond ETF would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk. In general, bond values rise when prevailing market interest rates fall and/or when perceptions of issuer creditworthiness improve. Therefore, in order for the iShares® 20+ Year Treasury Bond ETF to have positive price performance, and in order for the Notes to produce a positive return, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the Notes (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances comes to pass, the iShares® 20+ Year Treasury Bond ETF is unlikely to have positive price performance, and if the opposite circumstances occur (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the iShares® 20+ Year Treasury Bond ETF is likely to be negative. In any such case, the price performance of the iShares® 20+ Year Treasury Bond ETF may be zero or negative even though the yield performance of the iShares® 20+ Year Treasury Bond ETF over the same period is positive.
The Value Of The iShares® 20+ Year Treasury Bond ETF May Be Influenced By Unpredictable Changes In The Markets And Economies Of The U.S.
The price of the iShares® 20+ Year Treasury Bond ETF that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the iShares® 20+ Year Treasury Bond ETF include:
economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;
public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and
public debt, including external debt, debt service and the debt record.
These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF may offset or enhance the effect of another factor. Changes in the price of the iShares® 20+ Year Treasury Bond ETF may adversely affect any payment on the Notes.
The iShares® 20+ Year Treasury Bond ETF Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.
The iShares® 20+ Year Treasury Bond ETF invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the Notes will only reflect changes in the market prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF and will not reflect interest payments on these bonds. As a result, the performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the Notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® 20+ Year Treasury Bond ETF or a direct investor in the bonds held by the iShares® 20+ Year Treasury Bond ETF. The market prices of the bonds held by the iShares® 20+ Year

TD SECURITIES (USA) LLC	P-10

Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.
In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 20+ Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares® 20+ Year Treasury Bond ETF holds U.S. Treasury securities with a remaining maturity of more than 20 years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF and the value of the iShares® 20+ Year Treasury Bond ETF to decline, possibly significantly.
Interest rates are subject to volatility due to a variety of factors, including:
sentiment regarding underlying strength in the U.S. economy and global economies;
expectations regarding the level of price inflation;
sentiment regarding credit quality in the U.S. and global credit markets;
central bank policies regarding interest rates; and
the performance of U.S. and foreign capital markets.
The prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are also significantly influenced by the creditworthiness of the issuer of the bonds (i.e., the U.S. government). The bonds held by the iShares® 20+ Year Treasury Bond ETF may have their credit ratings downgraded or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of such bonds may suffer significant and rapid price declines. Any such decline may have a material adverse effect on the value of the iShares® 20+ Year Treasury Bond ETF and the value of your Notes.
Your Investment Is Subject To Concentration Risks.
The iShares® 20+ Year Treasury Bond ETF invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the iShares® 20+ Year Treasury Bond ETF is concentrated in the performance of bonds issued by a single issuer that have the same general tenor and terms. Although your investment in the Notes will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the iShares® 20+ Year Treasury Bond ETF, the return on your investment in the Notes will be subject to certain risks similar to those associated with direct investment in a U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk perceived by the market that the U.S. Treasury may default on its obligations (whether for credit or legislative process reasons), any actual default by the U.S. Treasury on its obligations or any other market events that create a decrease in demand for U.S. Treasury bonds would significantly adversely affect the iShares® 20+ Year Treasury Bond ETF and may adversely affect your return on the Notes.
The Notes are Subject to Risks Associated with the Energy Sector.
The Notes are subject to risks associated with the energy sector because the Energy Select Sector SPDR® Fund is comprised of the stocks of companies in the energy sector. All or substantially all of the Reference Asset Constituents of the Energy Select Sector SPDR® Fund are issued by companies whose primary lines of business are directly associated with the energy sector, and its assets will be concentrated in the energy sector, which means that it will be more affected by the performance of the energy sector than a fund that is more diversified. Energy companies typically develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Securities prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, could adversely impact the performance of energy sector companies. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may also be at risk for environmental damage claims.
The Notes are Subject to Risks Associated with the Financial Sector.
The Notes are subject to risks associated with the financial sector because the Financial Select Sector SPDR® Fund is comprised of the stocks of companies in the financial sector. The Financial Select Sector SPDR® Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value

TD SECURITIES (USA) LLC	P-11

when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
The Notes are Subject to Risks Associated with Mortgage REITs.
The Reference Asset Constituents of the Financial Select Sector SPDR® Fund include companies that are mortgage real estate investment trusts (“REITs”), which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the mortgage REIT when due. In the event of a default by a borrower, the mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a mortgage REIT could fail to qualify for favorable tax or regulatory treatment.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

TD SECURITIES (USA) LLC	P-12

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset increases to greater than its Call Threshold Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value and Barrier Value of a Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect a Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, Reference Asset Constituent Issuer, Investment Adviser or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.

TD SECURITIES (USA) LLC	P-13

The Call Observation Dates (Including the Final Valuation Date) and the Potential Related Payment Date Are Subject to Market Disruption Events and Postponements.
Each Call Observation Date (including the Final Valuation Date) and the potential related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement and under “Summary — Call Observation Dates” herein. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined below under “Supplemental Discussion of Canadian Tax Consequences”) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-14

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Values of $90.00, $90.00 and $45.00, Call Threshold Values of $90.00, $90.00 and $45.00 (each 100.00% of its Initial Value), Barrier Values of $55.80, $55.80 and $27.90 (each 62.00% of its Initial Value), a Call Rate of 18.85% per annum, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the First Call Observation Date and the Notes are Automatically Called.
Date	Closing Values	Payment (per Note)
First Call Observation Date
Reference Asset A: $94.50 (greater than or equal to its Call Threshold Value)
Reference Asset B: $108.00 (greater than or equal to its Call Threshold Value)
Reference Asset C: $51.75 (greater than or equal to its Call Threshold)
$1,000.00 (Principal Amount) + $188.50 (Applicable Call Premium) $1,188.50 (Total Payment upon Automatic Call)
	Total Payment:	$1,188.50 (18.85% total return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the first Call Observation Date (which is approximately 12 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,188.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a total return of 18.85% on the Notes. No further amounts will be owed under the Notes.
Example 2 — The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the Final Valuation Date and the Notes are Automatically Called.
Date	Closing Values	Payment (per Note)
First through Fourth Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value) Reference Asset B: Various (all less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value)	$0.00
Final Valuation Date
Reference Asset A: $100.00 (greater than or equal to its Call Threshold Value and Barrier Value)
Reference Asset B: $110.00 (greater than or equal to its Call Threshold Value and Barrier Value)
Reference Asset C: $50.00 (greater than or equal to its Call Threshold Value and Barrier Value)
		$1,000.00 (Principal Amount) + $942.50 (Applicable Call Premium) $1,942.50 (Total Payment upon Automatic Call)
	Total Payment:	$1,942.50 (94.25% total return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the Final Valuation Date, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,942.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a total return of 94.25% on the Notes. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-15

Example 3 — The Closing Value of at Least One Reference Asset is Less Than its Call Threshold Value on Each Call Observation Date (including the Final Valuation Date), the Notes are NOT Automatically Called and the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fourth Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value) Reference Asset B: Various (all less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value)	$0.00
Final Valuation Date
Reference Asset A: $100.00 (greater than or equal to its Call Threshold Value and Barrier Value)
Reference Asset B: $70.00 (less than its Call Threshold Value; greater than or equal to its Barrier Value)
Reference Asset C: $50.00 (greater than or equal to its Call Threshold Value and Barrier Value)
		$1,000.00 (Total Payment on Maturity Date)
	Total Payment:	$1,000.00 (0.00% total return)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date (including the Final Valuation Date), the Notes will not be automatically called. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,000.00 per Note, reflecting your Principal Amount, for a total return of 0.00% on the Notes.
Example 4 — The Closing Value of at Least One Reference Asset is Less Than its Call Threshold Value on Each Call Observation Date (including the Final Valuation Date), the Notes are NOT Automatically Called and the Final Value of At Least One Reference Asset is Less Than its Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fourth Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value) Reference Asset B: Various (all less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Call Threshold Value)	$0.00
Final Valuation Date
Reference Asset A: $36.00 (less than its Call Threshold Value and Barrier Value)
Reference Asset B: $112.50 (greater than or equal to its Call Threshold Value and Barrier Value)
Reference Asset C: $49.50 (greater than or equal to its Call Threshold Value and Barrier Value)
		$1,000 + ($1,000 × Least Performing Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Payment at Maturity)
	Total Payment:	$400.00 (60.00% loss)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date (including the Final Valuation Date), the Notes will not be automatically called. Because the Final Value of at least one Reference Asset is less than its Barrier Value, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, if anything, equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC	P-16

Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Investment Advisers. The Investment Advisers, which own the copyright and all other rights to the Reference Assets, have no obligation to continue to publish, and may discontinue publication of, the applicable Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Each Reference Asset is registered under the Securities Act of 1933, the Investment Company Act of 1940, each as amended, and/or the Exchange Act. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by each Investment Adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each Reference Asset can be located by reference to its SEC file number provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”). The Closing Values may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

TD SECURITIES (USA) LLC	P-17

iShares® 20+ Year Treasury Bond ETF
We have derived all information contained herein regarding the iShares® 20+ Year Treasury Bond Fund (the “TLT Fund”) and the ICE® U.S. Treasury 20+ Year Bond Index (the “Target Index”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the TLT Fund and ICE Date Indices, LLC, the “Target Index Sponsor”), respectively. We have not undertaken an independent review or due diligence of any publicly available information regarding the TLT Fund or the Target Index.
The TLT Fund is one of the investment portfolios that constitute the iShares Trust. The TLT Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Target Index, which measures the performance of public fixed rate obligations of the U.S. Treasury that have a remaining maturity greater than or equal to twenty years and at least $300 million par amount outstanding (excluding zero-coupon STRIPS). The Target Index is market capitalization-weighted based on amounts outstanding reduced by amounts held by the Federal Reserve’s System Open Market Account (“SOMA”) and does not include new issuances bought at auction by the Federal Reserve. The Target Index is updated on the last calendar day of each month. Prior to March 31, 2016, the TLT Fund tracked the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index.
The TLT Fund generally invests at least 80% of its assets in the Reference Asset Constituents and at least 90% of its assets in U.S. Treasury securities that the Investment Adviser believes will help the TLT Fund track the Target Index. The TLT Fund may invest up to 10% of its assets in futures, options and swaps contracts that the Investment Adviser believes will help the TLT Fund track the Target Index, along with cash and cash equivalent investments associated with a derivative position.
Shares of the TLT Fund are listed on the Nasdaq Global Market under ticker symbol “TLT”.
Information from outside sources including, but not limited to the prospectus related to the TLT Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Information filed by the iShares Trust with the SEC, including the prospectus for the TLT Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

TD SECURITIES (USA) LLC	P-18

Historical Information
The graph below illustrates the performance of TLT from January 17, 2015 through January 17, 2025. The dotted lines represent its Call Threshold Value of $87.19, which is equal to 100.00% of its Initial Value, and its Barrier Value of $54.0578, which is equal to 62.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
iShares® 20+ Year Treasury Bond ETF (TLT)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-19

Energy Select Sector SPDR® Fund
We have derived all information contained herein regarding The Energy Select Sector SPDR® Fund (the “XLE Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the XLE Fund’s investment adviser, SSGA Funds Management, Inc. (“SSGA” or the “investment adviser”) and the index sponsor of the target index, as defined below.
The XLE Fund is one of the separate investment portfolios that constitute The Select Sector SPDR® Trust (“Select Sector SPDR”). The XLE Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index (the “target index”). The target index seeks to measure the performance of the energy segment of the U.S. equity market and includes companies that have been identified as energy companies on the basis of general industry classification from a universe of companies defined by the S&P 500® Index, including securities of companies from the following industries: oil, gas and consumable fuels; and energy equipment and services. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
Select information regarding the XLE Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the XLE Fund’s website. Expenses of the XLE Fund reduce the net asset value of the assets held by the XLE Fund and, therefore, reduce the value of the shares of the XLE Fund.
In seeking to track the performance of the target index, the XLE Fund employs a replication strategy, which means that the XLE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index. In addition, the XLE Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
Shares of the XLE Fund are listed on the NYSE Arca under the ticker symbol “XLE”.
Information from outside sources including, but not limited to the prospectus related to the XLE Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the XLE Fund or the target index.
Information filed by Select Sector SPDR with the SEC, including the prospectus for the XLE Fund, can be found by reference to its SEC file numbers: 333-57791 and 811-08837 or its CIK Code: 0001064641.

TD SECURITIES (USA) LLC	P-20

Historical Information
The graph below illustrates the performance of XLE from January 17, 2015 through January 17, 2025. The dotted lines represent its Call Threshold Value of $93.96, which is equal to 100.00% of its Initial Value, and its Barrier Value of $58.2552, which is equal to 62.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Energy Select Sector SPDR® Fund (XLE)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-21

Financial Select Sector SPDR® Fund
We have derived all information contained herein regarding The Financial Select Sector SPDR® Fund (the “XLF Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the XLF Fund’s investment adviser, SSGA Funds Management, Inc. (“SSGA” or the “investment adviser”) and the index sponsor of the target index, as defined below.
The XLF Fund is one of the separate investment portfolios that constitute The Select Sector SPDR® Trust (“Select Sector SPDR”). The XLF Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index (the “target index”). The target index seeks to measure the performance of the financial segment of the U.S. equity market and includes companies that have been identified as financial companies on the basis of general industry classification from a universe of companies defined by the S&P 500® Index, including securities of companies from the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts; consumer finance; and thrifts and mortgage finance. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
Select information regarding the XLF Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the XLF Fund’s website. Expenses of the XLF Fund reduce the net asset value of the assets held by the XLF Fund and, therefore, reduce the value of the shares of the XLF Fund.
In seeking to track the performance of the target index, the XLF Fund employs a replication strategy, which means that the XLF Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLF Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index. In addition, the XLF Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
Shares of the XLF Fund are listed on the NYSE Arca under the ticker symbol “XLF”.
Information from outside sources including, but not limited to the prospectus related to the XLF Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the XLF Fund or the target index.
Information filed by Select Sector SPDR with the SEC, including the prospectus for the XLF Fund, can be found by reference to its SEC file numbers: 333-57791 and 811-08837 or its CIK Code: 0001064641.

TD SECURITIES (USA) LLC	P-22

Historical Information
The graph below illustrates the performance of XLF from January 17, 2015 through January 17, 2025. The dotted lines represent its Call Threshold Value of $50.23, which is equal to 100.00% of its Initial Value, and its Barrier Value of $31.1426, which is equal to 62.00% of its Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Financial Select Sector SPDR® Fund (XLF)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-23

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as discussed below under “Non-U.S. Holders”, this discussion applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, upon the taxable disposition (including cash settlement) of your Notes you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition (including cash settlement) of your Notes prior to the Call Settlement Date that could be attributed to the expected Call Premium, could be treated as ordinary income or as short-term capital gain. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement.
Section 1260. Because each Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

TD SECURITIES (USA) LLC	P-24

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

TD SECURITIES (USA) LLC	P-25

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non- U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-26

Supplemental Discussion of Canadian Tax Consequences
The following section supersedes and replaces in its entirety the section of the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the section “Tax Consequences — Canadian Taxation” in the prospectus.
In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a note pursuant to this term sheet, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the note, (ii) is entitled to receive all payments (including any interest and principal) made on the note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) is not an entity in respect of which TD is a “specified entity” for purposes of the rules regarding “hybrid mismatch arrangements” (both as defined in the Canadian Tax Act), (v) holds the note as capital property, (vi) does not use or hold and is not deemed to use or hold the note in or in the course of carrying on a business in Canada and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-Canadian tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act.
The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the notes described in this term sheet. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of notes having regard to their own particular circumstances.
Based in part on the published administrative position of the CRA, any amount in excess of the principal amount of a note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of a Note.

TD SECURITIES (USA) LLC	P-27

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes were generally offered to the public at the public offering price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-28

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-29

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD SECURITIES (USA) LLC	P-30